Exhibit 5.1

NewGenIvf Group Limited Ritter House, Wickham Cay II P.O. Box 3170 Road Town Tortola, VG1110 British Virgin Islands	D: +852 3656 6054 / +852 3656 6010
E: nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/509512.00018

2 March 2026

Dear Sirs

NewGenIvf Group Limited (Company number: 2116988) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-1, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement). The Registration Statement relates to the resale by the selling securityholders (the Selling Securityholders) identified in the Registration Statement of up to 100,000,000 class A ordinary shares with no par value of the Company (the Class A Shares) consisting of (i) 50,000,000 Class A Shares issuable by the Company to White Lion Capital, LLC in connection with the Common Stock Purchase Agreement dated 21 November 2024 by and between the Company and White Lion Capital, LLC (the CSPA) and (ii) 50,000,000 Class A Shares issuable to JAK Opportunities VI LLC in connection with a Securities Purchase Agreement dated 7 August 2024 (the First Securities Purchase Agreement) and another Securities Purchase Agreement dated 1 April 2025 (the Second Securities Purchase Agreement) upon (a) the conversion of the Notes (as defined in Schedule 1) and (b) the exercise of the Warrants (as defined in Schedule 1).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company, or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing and the Registers (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	all copies of the Documents (as defined in Schedule 1) are true and correct copies;

(f)	the Directors Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions approved in the Directors Resolutions and each of the directors does not have a financial interest in or other relationship to a party of the transactions approved in the Directors Resolutions which has not been properly disclosed in the Directors Resolutions;

(g)	all parties to any of the Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(h)	all parties to any of the Documents (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Documents;

(i)	each of the Documents have been or, as the case may be, will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands);

(j)	the Form of Note Document will be signed on behalf of the Company by the person(s) authorised by the Company in the Director Resolutions, dated and unconditionally delivered on behalf of the Company;

(k)	the Form of Note Document will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us;

(l)	the obligations expressed to be assumed by the Company and by the other parties in each of the Documents constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands);

(m)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies;

(n)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

(o)	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

(p)	the certificates for the Class A Shares will conform to the specimen as set out thereof and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Class A Shares, or, if uncertificated, valid book-entry notations for the issuance of the Class A Shares in uncertificated form will have been duly made in the share register of the Company;

(q)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for the Class A Shares, the Notes or the Warrants;

(r)	the information and documents disclosed by the searches of the Public Records (as defined in Schedule 1) was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

(s)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act, 2004 (the BCA); and

(t)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

Authorised number of shares

(b)	The Company is authorised to issue an unlimited number of shares with no par value divided into three classes of shares as follows:

(i)	an unlimited number of class A ordinary shares with no par value;

(ii)	an unlimited number of class B ordinary shares with no par value; and

(iii)	an unlimited number of preferred shares with no par value.

Valid issuance of Class A Shares

(c)	The issue and allotment of the Class A Shares (including the issuance of the Class A Shares by the Company upon the conversion of the Notes or the exercise of the Warrants) to be offered and sold by the Selling Securityholders pursuant to the provisions of the Documents (as applicable) have been duly authorised, and the Class A Shares, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Documents (as applicable) and in accordance with the terms set out in the Documents (as applicable) and in accordance with the Directors Resolutions and its then effective memorandum and articles of association; and

(ii)	the entry of those Class A Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the documents reviewed or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the documents reviewed;

(c)	as to the commerciality of the transactions envisaged in the documents reviewed or, save as expressly stated in this opinion, whether the documents reviewed and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the documents reviewed;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the documents reviewed will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the documents reviewed.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the Class A Shares by the Company while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

Documents examined

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 3 July 2024 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 3 July 2024 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 2 March 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	The certificate of incumbency dated 15 September 2025 issued by the Company’s registered agent in respect of the Company (the Certificate of Incumbency).

5	The certificate of good standing dated 2 March 2026 issued by the Registry of Corporate Affairs in the British Virgin Islands in respect of the Company (the Certificate of Good Standing).

6	A copy of the register of directors of the Company dated 7 May 2025 (the Register of Directors).

7	A copy of the register of charges of the Company printed on 30 January 2023 (together with the Register of Directors, the Registers).

8	Written resolutions of the sole director of the Company dated 14 February 2023, 4 January 2024, 1 March 2024 and 27 March 2024 and written resolutions of the directors of the Company dated 12 August 2024 and 21 August 2024.

9	Written resolutions of the board of directors of the Company dated 20 November 2024.

10	Written resolutions of the board of directors of the Company dated 1 April 2025 and another written resolutions of the board of directors of the Company dated 1 April 2025 (items 8 to 10 collectively referred to as the Directors Resolutions).

11	The Registration Statement.

12	The CSPA.

13	The First Securities Purchase Agreement, pursuant to which, additional convertible notes convertible into Class A Shares may be issued to the investors named therein pursuant to its terms (the Additional Notes).

14	The Second Securities Purchase Agreement, pursuant to which, convertible note convertible into Class A Shares may be issued to the investors named therein at an initial closing and additional convertible notes convertible into Class A Shares may be issued to the investors named therein pursuant to its terms (together, the 2025 SPA Notes, and together with the Additional Notes, the First Exchange Note, the Second Exchange Note, the Initial Note, the Second Note, the Third Note, the Fourth Note, the Fifth Note and the 2025 Initial Note, the Notes).

15	The certificate of senior convertible note in respect of a senior convertible promissory note initially issued by the Company on 4 April 2024 and exchanged by the Company on 8 August 2024 convertible into the Class A Shares (the First Exchange Note) dated 8 August 2024 and executed by the Company.

16	The certificate of senior convertible note in respect of a senior convertible promissory note initially issued by the Company on 3 April 2024 and exchanged by the Company on 8 August 2024 convertible into the Class A Shares (the Second Exchange Note) dated 8 August 2024 and executed by the Company.

17	The certificate of senior convertible note convertible into Class A Shares dated 12 August 2024 and executed by the Company (the Initial Note).

18	The certificate of senior convertible note convertible into Class A Shares dated 28 August 2024 and executed by the Company (the Second Note).

19	The certificate of senior convertible note convertible into Class A Shares dated 11 November 2024 and executed by the Company (the Third Note).

20	The certificate of senior convertible note convertible into Class A Shares dated 3 April 2025 and executed by the Company (the Fourth Note).

21	The certificate of senior convertible note convertible into Class A Shares dated 16 July 2025 and executed by the Company (the Fifth Note).

22	The certificate of senior convertible note convertible into Class A Shares dated 3 June 2025 and executed by the Company (the 2025 Initial Note).

23	The certificate of series A warrant to purchase ordinary shares constituting a series A warrant issued by the Company on 12 August 2024 (the Series A Warrant) dated 12 August 2024 and executed by the Company.

24	The certificate of series B warrant to purchase ordinary shares constituting a series B warrant issued by the Company on 12 August 2024 (the Series B Warrant) dated 12 August 2024 and executed by the Company.

25	The certificate of series C warrant to purchase ordinary shares constituting a series C warrant initially issued by the Company on 4 April 2024 and exchanged by the Company on 8 August 2024 dated 8 August 2024 and executed by the Company (together with the Series A Warrant and the Series B Warrant, the Warrants).

26	A form of the certificate of senior convertible note in respect of the Additional Notes to be executed by the Company, substantially in the form attached to the First Securities Purchase Agreement (the 2024 SPA Form of Note Document).

27	A form of the certificate of senior convertible note in respect of the 2025 SPA Notes to be executed by the Company, substantially in the form attached to the Second Securities Purchase Agreement (together with the 2024 SPA Form of Note Document, the Form of Note Document).

Items 12 – 27 are collectively referred to as the Documents.

SCHEDULE 2

Qualifications

Good standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs a copy of its registers of directors which is complete; and (iv) has filed its annual return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of the Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

Non-assessable

6	In this opinion, the phrase “non-assessable” means, with respect to the Class A Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of members

7	Under the BCA, the entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.

Public Records

8	The Public Records and our searches thereof may not reveal the following:

a.	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by the Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

b.	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

c.	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

d.	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

e.	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

f.	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

g.	while it is a requirement under Section 118 of the Insolvency Act 2003 of the British Virgin Islands that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Economic substance

9	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.